Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Northwest Biotherapeutics, Inc. on Form S-3 [File No. 333-213777 and 333-234248] of our report relating to the effectiveness of the Company’s internal control over financial reporting dated March 16, 2020 (June 23, 2020 as to the effects of the material weakness described in Management’s Report on Internal Control over Financial Reporting (As Revised)), appearing in this Annual Report on Form 10-K/A of Northwest Biotherapeutics, Inc. for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

New York, NY

June 23, 2020